Exhibit 99.1

Ampio Presentation at J.P. Morgan Healthcare Conference made available to all Shareholders

ENGLEWOOD, Colo., January 8, 2018/PRNewswire/ -- ENGLEWOOD, Colo., Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) announces that the company will be updating potential collaborators and attending shareholders at the J.P. Morgan Healthcare Conference, the largest and most informative healthcare investment symposium in the industry.

Michael Macaluso, Ampio’s CEO, noted “Now that Ampio has successfully completed the second of the two Phase III clinical trials required for a Biologics License Application (BLA) to the FDA, the Company will be updating the healthcare investment community on our progress. In order to assure that all our investors receive the same information, we have today posted these slides on our website (http://ampiopharma.com/) in a read only format and have filed an 8-K with the SEC.

Shareholders who wish to gather more information about the clinical path of AmpionTM for the treatment of Osteoarthritis-of-the-knee (OAK) may want to review these press releases:

•	August 14, 2013, Ampio Pharmaceuticals, Inc. Announces Positive Results for Ampion in Osteoarthritis of the Knee Clinical Trial http://ampiopharma.com/news/ampio-pharmaceuticals-inc-announces-positive-results-ampion-osteoarthritis-knee-clinical-trial-2/

•	December 2, 2013, Ampio Receives FDA Confirmation that the Spring Study is Pivotal and Will Initiate the Final Pivotal Trial for Ampion™ Biological Licenses Application(BLA) http://ampiopharma.com/news/ampio-receives-fda-confirmation-spring-study-pivotal-will-initiate-final-pivotal-trial-ampion-biological-license-application-bla-2/

•	July 30, 2014, Ampio Pharmaceuticals announces the FDA has issued a written response accepting the Ampio plan for beginning production of Ampion™ in the new facility http://ampiopharma.com/news/ampio-pharmaceuticals-announces-fda-issued-written-response-accepted-ampio-plan-beginning-production-ampion-new-facility-2/

•	December 14, 2017, Ampio Pharmaceuticals Reports Positive Results for both Primary and Secondary Endpoints of Pivotal Phase 3 Trial of Ampion™ in Severe Osteoarthritis-of-the Knee(OAK) http://ampiopharma.com/news/ampio-pharmaceuticals-reports-positive-results-primary-secondary-endpoints-pivotal-phase-3-trial-ampion-severe-osteoarthritis-knee-oak/

Regulatory Exclusivity and IP protection:

The Company believes that AmpionTM, a low molecular weight fraction of human serum albumin with anti-inflammatory properties, will be identified as a “reference product” if its BLA is approved by the FDA. Reference products are granted twelve years of exclusivity under the PHS Act, 42 U.S.C. § 262(k)(7). Specifically, FDA is not permitted to approve an application for a biosimilar or interchangeable product until 12 years after the date of first licensure of the reference product. The existing Ampion™ portfolio has patent coverage in all major jurisdictions throughout the world (U.S., Europe, Australia, Brazil, Canada, China, Eurasia, Hong Kong, India, Indonesia, Israel, Japan, Korea, Mexico, Malaysia, New Zealand, Philippines, Singapore, South Africa) for pharmaceutical compositions and methods of treating a range of conditions. The portfolio includes 125 issued patents and 85 pending applications throughout seven primary patent families having expiration dates that extend to 2035.

About Osteoarthritis

Osteoarthritis (OA) is a progressive disorder of the joints involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. The incidence of developing osteoarthritis of the knee or hip over a lifetime is approximately 46% and 25%, respectively. As this disease is associated with age, obesity and diabetes, the Company believes this number will continue to grow. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. Osteoarthritis is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of articular cartilage. Other symptoms include narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of subchondral bone.

About Ampio Pharmaceuticals
Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward Looking Statements
Ampio's statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as "believe," "expect," "plan," "anticipate," and similar expressions. These forward-looking statements include statements regarding Ampio's expectations with respect to the Ampion™, as well as those associated with clinical trials, expected results, regulatory approvals, the ability of Ampio to enter into partnering arrangements, the Biological License Application (BLA) and decisions and changes in business conditions and similar events, all of which are inherently subject to various risks and uncertainties, including regulatory risk. The risks and uncertainties involved include those detailed from time to time in Ampio's filings with the Securities and Exchange Commission, including without limitation, under Ampio's Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact
Tom Chilcott
Chief Financial Officer
Phone: (720) 437-6500
tchilcott@ampiopharma.com